0207 332 2071

DEED OF VARIATION

This Deed is made the 13th day of August 2003

BETWEEN:

(1) **OCEAN RESOURCES CAPITAL HOLDINGS PLC** of The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU ("ORCH"); and

(2) **GOLD CITY INDUSTRIES LIMITED** of #550-580 Hornby Street, Vancouver, BC ("Gold City")

WHEREAS

1. ORCH and Gold City entered into an investment agreement dated 30 January 2003 ("the Investment Agreement") whereby ORCH agreed to invest in Gold City by way of a £2,400,000 12% secured gold loan ("the Loan"), to be satisfied by the issue by ORCH to Gold City of 4,800,000 units consisting of one ordinary share of 1p each in the capital of ORCH ("Ordinary Share") and one warrant to subscribe for Ordinary Shares in ORCH ("the Units") at the deemed price of £0.50 per Unit;

2. ORCH agreed to use its best efforts to convert Gold City's 4,800,000 Units to £2,400,000 in cash as expeditiously as possible;

3. In furtherance of its obligations ORCH procured the Admission of the Ordinary Shares to the Alternative Investment Market of the London Stock Exchange with effect from [ ] 2003; and

4. Due to the price of the Ordinary Shares as traded on AIM Gold City has been unable to realise the desired value for the Units; and

5. It has therefore been agreed by the parties to amend the terms of the Investment Agreement as set out below.

NOW IT IS AGREED AS FOLLOWS:

1. ORCH will convert £1,440,000 of the outstanding Loan owed by Gold City to ORCH ("the Converted Loan") into common shares of Gold City in such number and at an issue price equal to the Adjusted Conversion Rate in accordance with the provisions of Paragraph 1.9. of the Investment Agreement, and at the time described in clause 9 of this Deed.

2. Following the conversion described in clause 1 above, the total amount of the Loan remaining outstanding shall be £960,000.

3. Interest shall be payable on the outstanding Loan at the rate of 12% per annum, accruing from the date of this Deed ("the Interest").

4. ~~[Interest shall be payable on the Converted Loan at the rate of ....]~~

5. Paragraph 1.10 of the Investment Agreement shall be amended to provide that:

   5.1. instead of converting the full amount of the Interest into common shares of Gold City, sixty per cent (60%) of the Interest payable shall be paid by the issue to ORCH of common shares in Gold City (the "Company Shares");

   5.2. The Company Shares to be issued in accordance with clause 5.1 above shall be deemed to have an issue price equal to the greater of: (i) the Adjusted Conversion Rate, in accordance with the provisions of Paragraph 1.9 of the Investment Agreement or (ii) the current market price at the time of the interest payment; and

   5.3. The remaining forty per cent (40%) of the Interest shall be paid in cash semi annually on the last day of January and July of each year, commencing January 31, 2004.

6. Gold City shall not be obligated to place any of the Loan proceeds in an escrow account for the purpose of paying the cash portion of the Interest.

7. ORCH is released from its obligation under clause 1.11 of the Investment Agreement to continue to use its best efforts to convert Gold City's 4,800,000 Units to £2,400,000 in cash as expeditiously as possible.

8. For the purpose of determining the Canadian Dollar equivalent of the amount of the Loan and the issue price of the Company Shares, the parties agree that the value will be established on the day that the ORCH Shares are sold, and if they are sold on different days, by taking a weighted average of the sales, with reference to the Federal Reserve Bank of New York Foreign Exchange – 12.00 Noon Buying Rates in respect of the Loan and with reference to the closing price of Gold City's common shares as traded on the TSX Venture Exchange, less the maximum allowable discount as provided for in Exchange Policies, in respect of the Company Shares.

9. Gold City shall cause the Shares to be issued and delivered in accordance with ORCH's instructions, no later than five (5) business days after the transaction contemplated herein has received final acceptance from the TSX Venture Exchange.

10. The parties acknowledge that the Investment Agreement, as varied by this Amendment and the transactions contemplated thereunder, remain subject to acceptance by the TSX Venture Exchange.

11. The Investment Agreement is incorporated by reference into the terms of this Deed.

12. The parties acknowledge and confirm that the Investment Agreement remains in good standing and is in full force and effect as of the date hereof, except as varied by this Deed.

13. This Deed shall be governed by and construed in accordance with English law.

IN WITNESS whereof this Deed has been executed on the date first above written

Executed as a Deed by)
OCEAN RESOURCES CAPITAL)
HOLDINGS PLC)
acting by :)

Director

Director/Secretary

Executed as a Deed by)
GOLD CITY INDUSTRIES LIMITED)
acting by :)

Director

Director/Secretary